Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280059
BLACKSTONE REAL ESTATE INCOME TRUST, INC.
SUPPLEMENT NO. 5 DATED DECEMBER 15, 2025
TO THE PROSPECTUS DATED AUGUST 5, 2025

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Blackstone Real Estate Income Trust, Inc., dated August 5, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the "Company," "BREIT," "we," "us," or "our" refer to Blackstone Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:
•to provide an update to BREIT’s portfolio;
•to disclose the transaction price for each class of our common stock as of January 1, 2026;
•to disclose the calculation of our November 30, 2025 NAV per share for all share classes;
•to provide an update on the status of our current public offering (the “Offering”); and
•to otherwise update the Prospectus

Portfolio Update

For the month ended November 30, 2025, BREIT’s Class I NAV per share was $14.01 and Class I total return was 1.1% (not annualized).1

During the nine months ended September 30, 2025, BREIT deployed $3.7 billion (at BREIT’s share) into the development of data centers through its QTS platform. This represents an 81% increase over the $2.0 billion deployed during the nine months ended September 30, 2024. These data center developments are 100% pre-leased, in substantially all cases to investment grade tenants.

On December 5, 2025, the Company published its Q3 2025 Update for stockholders, which is available on its website at www.breit.com. This web link is provided for convenience only, and the contents of the piece or the website are not incorporated by reference in or otherwise a part of this prospectus.

Additionally, we currently estimate that 100% of distributions for the year ended December 31, 2025 will be characterized as return of capital for federal income tax purposes.

January 1, 2026 Transaction Price
We are offering to the public four classes of shares of our common stock, Class I shares, Class S-2 shares, Class D-2 shares and Class T-2 shares in our primary offering and seven classes of shares of our common stock, Class I shares, Class S-2 shares, Class D-2 shares, Class T-2 shares, Class S shares, Class D shares and Class T shares pursuant to our distribution reinvestment plan. For the avoidance of doubt, Class S shares, Class D shares and Class T shares are only available to existing holders of such classes pursuant to our distribution reinvestment plan. The differences among the share classes relate to upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees and limits thereon. No upfront selling commissions, dealer manager fees or stockholder servicing fees are paid with respect to Class I shares, and no upfront selling commissions or dealer manager fees are paid with respect to purchases of shares of any class sold pursuant to our distribution reinvestment plan. See “Description of Capital Stock” and “Plan of Distribution” in the Prospectus for a discussion of the differences between our Class I, Class S-2, Class D-2, Class T-2, Class S, Class D and Class T shares.

The transaction price for each share class of our common stock for subscriptions accepted as of January 1, 2026 (and repurchases as of December 31, 2025) is as follows:

Transaction Price (per share)
Class I	$14.0148
Class S-2	$13.9621
Class D-2	$13.6319
Class T-2	$13.7452
1 BREIT’s Class S-2 NAV per share was $13.96, Class D-2 NAV per share was $13.63, and Class T-2 NAV per share was $13.75. BREIT’s Class S-2 total return was 0.9%, Class D-2 total return was 0.9%, and Class T-2 total return was 1.0% for November 2025.

The January 1 transaction price for each of our share classes is equal to such class’s NAV per share as of November 30, 2025. A detailed calculation of the NAV per share for each of our share classes is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class.

November 30, 2025 NAV per Share
We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.breit.com and is made available on our toll-free, automated telephone line at (844) 702-1299. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. The Adviser is ultimately responsible for determining our NAV. All our property investments are appraised annually by third party appraisal firms in accordance with our valuation guidelines. Transactions or events have occurred since November 30, 2025 that could have a material impact on our NAV per share, upon which our transaction price is based. We have included a breakdown of the components of total NAV and NAV per share for November 30, 2025 along with the immediately preceding month.

Our total NAV presented in the following tables includes the NAV of our Class I, Class S, Class S-2, Class D, Class D-2, Class T, Class T-2, and Class C common stockholders, as well as partnership interests of BREIT Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our total NAV as of November 30, 2025 ($ and shares in thousands):

Components of NAV	November 30, 2025
Investments in real estate(1)	$97,210,859
Investments in real estate debt	5,050,792
Investments in unconsolidated entities(2)	16,387,298
Cash and cash equivalents	1,300,096
Restricted cash	809,376
Other assets	3,197,285
Mortgage notes, term loans, and revolving credit facilities, net	(58,417,106)
Secured financings on investments in real estate debt	(3,046,654)
Subscriptions received in advance	(173,091)
Other liabilities	(2,666,631)
Accrued performance participation allocation	(266,514)
Management fee payable	(56,260)
Accrued stockholder servicing fees(3)	(12,714)
Non-controlling interests in joint ventures	(5,839,572)
Net asset value	$53,477,164
Number of outstanding shares/units	3,818,776
_____________
(1)Investments in real estate reflects the entire value of our consolidated real estate properties, including the $86.2 billion allocable to us and $11.0 billion allocable to third-party joint venture interests in such investments as of November 30, 2025.
(2)Investments in unconsolidated entities reflects the value of our net equity investment in entities we do not consolidate. As of November 30, 2025, our allocable share of the gross real estate asset value held by such entities was $36.2 billion.
(3)Stockholder servicing fees only apply to Class S, Class S-2, Class D, Class D-2, Class T, and Class T-2 shares. For purposes of NAV we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under accounting principles generally accepted in the United States of America (“GAAP”), we accrue an estimate of the future cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class S-2, Class D, Class D-2, Class T, and Class T-2 shares. As of November 30, 2025, the Company has accrued under GAAP $0.7 billion of stockholder servicing fees payable to the Dealer Manager related to the Class S, Class S-2, Class D, Class D-2, Class T, and Class T-2 shares sold. The Dealer Manager does not retain any of these fees, all of which are retained by, or re-allowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of November 30, 2025 ($ and shares/units in thousands, except per share/unit data):

Share Class/Unit	Net asset value	Number of outstanding shares/units	NAV Per Share/Unit as of November 30, 2025
Class I Shares	$29,726,497	2,121,083	$14.0148
Class S Shares	17,090,233	1,220,247	14.0055
Class S-2 Shares	152,611	10,930	13.9621
Class D Shares	1,371,206	100,305	13.6703
Class D-2 Shares	4,961	364	13.6319
Class T Shares	478,546	34,761	13.7669
Class T-2 Shares	1,361	99	13.7452
Class C Shares	103,891	6,482	16.0272
Third Party Operating Partnership Units(1)	4,547,858	324,505	14.0148
Total	$53,477,164	3,818,776
_____________
(1)Includes the partnership interests of BREIT Operating Partnership held by BREIT Special Limited Partner, Class B unit holders, and other BREIT Operating Partnership interests held by parties other than the Company.
Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the November 30, 2025 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Rental Housing	7.2%	5.4%
Industrial	7.6%	5.5%
Net Lease	6.6%	5.6%
Hospitality	10.8%	9.0%
Data Centers	8.3%	6.1%
Self Storage	8.5%	6.5%
Office	7.8%	5.6%
Retail	7.9%	6.3%

These assumptions are determined by the Adviser, and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Rental
		Housing	Industrial	Net Lease	Hospitality	Data Centers	Self Storage	Office	Retail
	Hypothetical	Investment	Investment	Investment	Investment	Investment	Investment	Investment	Investment
Input	Change	Values	Values	Values	Values	Values	Values	Values	Values
Discount Rate	0.25% decrease	+1.8%	+2.0%	+1.8%	+1.7%	+0.8%	+1.8%	+1.9%	+1.9%
(weighted average)	0.25% increase	(1.8)%	(1.9)%	(1.8)%	(1.7)%	(0.6)%	(1.7)%	(1.9)%	(1.7)%
Exit Capitalization Rate	0.25% decrease	+3.0%	+3.4%	+2.7%	+1.5%	+1.0%	+2.2%	+3.2%	+2.5%
(weighted average)	0.25% increase	(2.7)%	(3.1)%	(2.5)%	(1.4)%	(0.9)%	(2.1)%	(2.9)%	(2.3)%

Our total NAV presented in the following tables includes the NAV of our Class I, Class S, Class S-2, Class D, Class D-2, Class T, Class T-2, and Class C common stockholders, as well as partnership interests of BREIT Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our total NAV as of October 31, 2025 ($ and shares in thousands):

Components of NAV	October 31, 2025
Investments in real estate(1)	$97,450,251
Investments in real estate debt	5,272,257
Investments in unconsolidated entities(2)	15,656,907
Cash and cash equivalents	1,607,120
Restricted cash	835,225
Other assets	3,332,524
Mortgage notes, term loans, and revolving credit facilities, net	(58,767,008)
Secured financings on investments in real estate debt	(3,095,584)
Subscriptions received in advance	(169,665)
Other liabilities	(2,860,431)
Accrued performance participation allocation	(185,748)
Management fee payable	(55,826)
Accrued stockholder servicing fees(3)	(13,134)
Non-controlling interests in joint ventures	(5,866,367)
Net asset value	$53,140,521
Number of outstanding shares/units	3,820,181
__________
(1)Investments in real estate reflects the entire value of our consolidated real estate properties, including the $86.4 billion allocable to us and $11.0 billion allocable to third-party joint venture interests in such investments as of October 31, 2025.
(2)Investments in unconsolidated entities reflects the value of our net equity investment in entities we do not consolidate. As of October 31, 2025, our allocable share of the gross real estate asset value held by such entities was $34.9 billion.
(3)Stockholder servicing fees only apply to Class S, Class D, and Class T shares. For purposes of NAV we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class D, and Class T shares. As of October 31, 2025, the Company has accrued under GAAP $0.7 billion of stockholder servicing fees payable to the Dealer Manager related to the Class S, Class D, and Class T shares sold. The Dealer Manager does not retain any of these fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.
The following table provides a breakdown of our total NAV and NAV per share/unit by class as of October 31, 2025 ($ and shares/units in thousands, except per share/unit data):

Share Class/Unit	Net asset value	Number of outstanding shares/units	NAV Per Share/Unit as of October 31, 2025
Class I Shares	$29,507,907	2,119,547	$13.9218
Class S Shares	17,142,019	1,232,147	13.9123
Class S-2 Shares	88,801	6,395	13.8866
Class D Shares	1,365,735	100,565	13.5806
Class D-2 Shares	3,266	241	13.5564
Class T Shares	487,084	35,615	13.6763
Class T-2 Shares	1,251	92	13.6582
Class C Shares	96,782	6,103	15.8584
Third Party Operating Partnership Units(1)	4,447,676	319,476	13.9218
Total	$53,140,521	3,820,181
__________
(1)Includes the partnership interests of BREIT Operating Partnership held by BREIT Special Limited Partnership, Class B unit holders, and other BREIT Operating Partnership interests held by parties other than the Company.

Status of our Current Public Offering

We are currently offering on a continuous basis up to $60.0 billion in shares of common stock, consisting of up to $48.0 billion in shares in our primary offering and up to $12.0 billion in shares pursuant to our distribution reinvestment plan. As of the date of this Supplement, we had issued and sold in the Offering (i) 40,175,328 shares of our common stock (consisting of 25,951,557 Class I Shares, 12,763,614 Class S-2 Shares, 1,358,761 Class D-2 Shares, and 101,396 Class T-2 Shares) in the primary offering for total proceeds of $0.6 billion and (ii) 20,320,589 shares of our common stock (consisting of 11,135,184 Class I Shares, 8,092,233 Class S Shares, 11,844 Class S-2 Shares, 754,774 Class D Shares, 645 Class D-2 Shares, 325,489 Class T Shares, and 420 Class T-2 Shares) pursuant to our distribution reinvestment plan for a total value of $0.3 billion. As of November 30, 2025, our aggregate NAV was $53.5 billion. We intend to continue selling shares in the Offering on a monthly basis.

Updates to the Prospectus

Suitability Standards

The following replaces in its entirety the paragraph entitled “Alabama Investors” in the “Suitability Standards” section of the Prospectus as well as the suitability standards for Alabama residents in “Appendix B: Form of Subscription Agreement” and all similar disclosure in the Prospectus:

If I am an Alabama resident, my investment in Blackstone Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Purchasers who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing concentration limit.

Form of Subscription Agreement

Appendix B of the Prospectus is superseded and replaced in its entirety with the following:

DECEMBER 2025
Subscription Agreement for Shares of Blackstone Real Estate Income Trust, Inc.

1.Your Investment
A.Investment Information
Investment Amount $
B.Investment Method
☐	By Mail: Please make checks payable to BLACKSTONE REAL ESTATE INCOME TRUST and attach to this agreement.[1]
☐	By Wire: Please wire funds according to the instructions below.
Name: SS&C GIDS Inc. AS AGENT FOR BLACKSTONE REAL ESTATE INCOME TRUST Bank Name: State Street Bank and Trust ABA: 011000028 DDA: 9900-145-5
☐	Broker-Dealer / Financial Advisor will make payment on your behalf

C.Share Class Selection
☐	Share Class T-2 (8929)	☐	Share Class S-2 (8927)	☐	Share Class D-2 (8928)[2]	☐	Share Class I (8902)[2]
	(The minimum investment is $2,500)		(The minimum investment is $2,500)		(The minimum investment is $2,500)		(The minimum investment is $1,000,000 (unless waived))
☐	Select to Purchase Net of Selling Commission

2.Ownership Type (Select Only One)
A.Taxable Accounts Type		B.Non-Taxable Accounts Type
Brokerage Account Number		Custodian Account Number
☐	Individual or Joint Tenant with Rights of Survivorship	☐	IRA (Custodian Signature Required)
	☐ Transfer on Death (Optional Designation. Not Available for Louisiana Residents. See section 3C)	☐	Roth IRA (Custodian Signature Required)
		☐	SEP IRA (Custodian Signature Required)
☐	Tenants in Common	☐	Simple IRA (Custodian Signature Required)
☐	Community Property	☐	Pension Plan or PSP
☐	Uniform Gift / Transfer to Minors	☐	Other
State of

☐	Trust (Include Certification of Investment Powers Form or First and Last Page of Trust Documents)	C.Custodian Information (To Be Completed by Custodian)

☐	Corporation / Partnership / Other (Corporate Resolution or Partnership Agreement Required)	Custodian Name

1     Cash, cashier’s checks / official bank checks, temporary checks, foreign checks, money orders, third party checks, or travelers checks are not accepted.
2     Available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus, as amended and supplemented.

D.Entity Name (Retirement Plan / Trust / Corporation / Partnership / Other)
Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B.

Entity Name

Tax ID Number	Date of Trust	Exemptions (See Form W-9 instructions at www.irs.gov)

Entity Address	City	State	Zip Code

Entity Type (Select one. Required)
☐	Retirement Plan	☐	Trust / Estate	Exempt payee code (if any)
☐	S Corporation	☐	C Corporation	Exemption from FATCA reporting code (if any)
☐	Sole Proprietor / Single-Member LLC	☐	Partnership	(Required)
☐	LLC (Enter the tax classification (C = Corporation, S = S Corporation, P = Partnership))			Jurisdiction (if Non-U.S.) (Attach a completed applicable Form W-8)
☐	Other
Note: Check the “LLC” box above and, in the entry space enter the appropriate code (C, S, or P) for the tax classification of the LLC, unless it is a disregarded entity. A disregarded entity should instead check the appropriate box for the tax classification of its owner. (See Form W-9 instructions at www.irs.gov).

☐
If you checked “Partnership” or “Trust / Estate”, or checked “LLC” and entered “P” check this box if you have any foreign partners, owners, or beneficiaries. (See Form W-9 instructions at www.irs.gov).

3.Investor Information
A.Investor Name (Investor / Trustee / Executor / Authorized Signatory Information)
Residential street address MUST be provided. See section 4 if mailing address is different than residential street address

First Name			(MI)	Last Name

Social Security Number / Tax ID			Date of Birth	Daytime Phone Number

Residential Street Address			City	State	Zip Code

Email Address
If you are a non-U.S. citizen, please specify your country of citizenship (Required):
☐	Resident Alien	☐	Non-Resident Alien
			(Attach a completed Form W-8BEN, Rev. Oct 2021)	Country of Citizenship

Please specify if you are a Blackstone employee / officer / director / affiliate (Required):
☐	Blackstone Employee	☐	BREIT Officer or Director	☐	Blackstone Affiliate
☐	Immediate Family Member of BREIT Officer or Director			☐	Not Applicable

B.Co-Investor Name (Co-Investor / Co-Trustee / Co-Authorized Signatory Information, if applicable)

First Name			(MI)	Last Name

Social Security Number / Tax ID			Date of Birth	Daytime Phone Number

Residential Street Address			City	State	Zip Code

Email Address

If you are a non-U.S. citizen, please specify your country of citizenship (Required)
☐	Resident Alien	☐	Non-Resident Alien
			(Attach a completed Form W-8BEN, Rev. Oct 2021)	Country of Citizenship

Please specify if you are a Blackstone employee / officer / director / affiliate (Required)
☐	Blackstone Employee	☐	BREIT Officer or Director	☐	Blackstone Affiliate
☐	Immediate Family Member of BREIT Officer or Director			☐	Not Applicable

C.Transfer on Death Beneficiary Information (Individual or Joint Account with rights of survivorship only. Not available for Louisiana residents. Beneficiary date of birth required. Whole percentages only; must equal 100%.)

					☐	Primary
First Name	(MI)	Last Name	SSN	Date of Birth	☐	Secondary	%
					☐	Primary
First Name	(MI)	Last Name	SSN	Date of Birth	☐	Secondary	%
					☐	Primary
First Name	(MI)	Last Name	SSN	Date of Birth	☐	Secondary	%
					☐	Primary
First Name	(MI)	Last Name	SSN	Date of Birth	☐	Secondary	%

Custodian / Guardian for a minor Beneficiary (Required):

4.Contact Information (if Different Than Provided in Section 3A)

Email Address

Mailing Address	City	State	Zip Code

5.Select How You Want to Receive Your Distributions (Please Read Entire Section and Select Only One)
You are automatically enrolled in our Distribution Reinvestment Plan, unless you are a resident of ALABAMA, ARKANSAS, CALIFORNIA, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, TENNESSEE, VERMONT OR WASHINGTON.

☐
If you ARE a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, North Carolina, Ohio, Oregon, Tennessee, Vermont or Washington, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan. You will automatically receive cash distributions unless you elect to enroll in the Distribution Reinvestment Plan. If you are a resident of New Jersey, please review the remainder of this section.

☐
If you are not a resident of the states listed above, you are automatically enrolled in the Distribution Reinvestment Plan; please check here if you DO NOT wish to be enrolled in the Distribution Reinvestment Plan.

For Cash Distributions Only:
All custodial-held accounts that elect cash distributions must have the funds sent to the custodian.
For all non-custodial accounts that elect cash distributions, please select a distribution instruction below:
A.	☐	Check mailed to street address in 3A (only available for non-custodial investors).
B.	☐	Check mailed to secondary address in 3B (only available for non-custodial investors).
C.	☐	Direct Deposit (only available for non-custodial investors). PLEASE ATTACH A PRE-VOIDED CHECK
D.	☐	Check mailed to Third-Party Financial Institution (complete section below)
I authorize Blackstone Real Estate Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Blackstone Real Estate Income Trust, Inc. in writing to cancel it. In the event that Blackstone Real Estate Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State	Zip Code

Your Bank’s ABA Routing Number		Your Bank Account Number

☐
New Jersey Election
If you are a resident of New Jersey, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan.

6.Broker‐Dealer / Financial Advisor Information (Required Information. All Fields Must Be Completed)
The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence.

Broker-Dealer	Financial Advisor Name

Advisor Mailing Address

City	State	Zip Code

Financial Advisor Number	Branch Number	Telephone Number

Email Address		Fax Number

Operations Contact Name		Operations Contact Email Address

Please note that unless previously agreed to in writing by Blackstone Real Estate Income Trust, Inc., all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed.

The undersigned confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; and (vii) have advised such investor that the shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti-Money Laundering Program and Customer Identification Program.

If you do not have another broker-dealer or other financial intermediary introducing you to Blackstone Real Estate Income Trust, Inc., then Blackstone Securities Partners L.P. ("BSP" or the "Dealer Manager") may be deemed to act as your broker of record in connection with any investment in Blackstone Real Estate Income Trust, Inc. BSP is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary, such as holding securities in an account. If BSP is your broker of record, then your Shares will be held in your name on the books of Blackstone Real Estate Income Trust, Inc. BSP will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker or other financial intermediary.

x			x
	Financial Advisor Signature	Date		Branch Manager Signature (If required by Broker-Dealer)	Date

7.Electronic Delivery Form (Optional)
Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Blackstone Real Estate Income Trust, Inc. If you would like to consent to electronic delivery, including pursuant to email, please check the box below for this election.
We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available.
You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.
By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

Initial for consent to electronic delivery

Email Address If blank, the email address provided in Section 4 or Section 3A will be used.

8.Subscriber Signatures

Blackstone Real Estate Income Trust, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish and/or maintain the account. Required information includes name, date of birth, permanent residential address and social security / taxpayer identification number. We may also ask to see other identifying documents. If (i) you do not provide the information, (ii) we are unable to confirm that this information is true and correct including, without limitation, verification of your identity (or that of another person(s) authorized to act on your behalf), or (iii) we believe we have identified potential criminal activity, in each case we reserve the right to take action as we deem appropriate which may include not opening your account or closing your account and repurchasing your shares under the Share Repurchase Plan.
Please separately initial each of the representations below. A power of attorney to make representations on behalf of an investor can only be granted for fiduciary accounts; if applicable, by signing the Subscription Agreement you represent and warrant that you have the requisite authority. In order to induce Blackstone Real Estate Income Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

8.a.    Please note: all items in Section 8.a. must be read and initialed

	Primary Investor Initials	Co- Investor Initials

I have received a copy of the Final Prospectus.

I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000.

In addition to the general suitability requirements described in the representation above, I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS”.

I am (i) an entity that was formed for the purpose of purchasing Shares, in which each individual that owns an interest in such entity meets the general suitability requirements described above OR (ii) I am an individual or entity not formed for such purpose.

I acknowledge that there is no public market for the Shares, and thus, there is no liquid market in which I can dispose of my investment in the Shares.

I acknowledge that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.

I am purchasing the Shares for my own account for investment purposes only and not with a view to resale or distribution

I understand that the transaction price per Share at which my investment will be executed will be made available at www.breit.com and in a prospectus supplement filed with the SEC, available at www.sec.gov.

I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase Shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on Blackstone Real Estate Income Trust, Inc.’s toll-free, automated telephone line, 844-702-1299.

8.b.    If you live in any of the following states, please read Section 8.b. carefully: Alabama, Idaho, Iowa, Kansas, Kentucky, Maine, Massachusetts, Missouri, Nebraska, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Puerto Rico, Tennessee and Vermont.

	Primary Investor Initials	Co- Investor Initials

If I am an Alabama resident, my investment in Blackstone Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Purchasers who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing concentration limit.

If I am an Idaho resident, I have either (a) a net worth of $85,000 and annual income of $85,000 or (b) a liquid net worth of $300,000. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am an Iowa resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) does not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a Kansas resident, I understand that the Securities Commissioner of Kansas recommends that Kansas investors limit their aggregate investment in our securities and other similar investments to not more than 10% of their liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a Kentucky resident, my investment in Blackstone Real Estate Income Trust, Inc. and its affiliated non-publicly traded real estate investment trusts may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Purchasers who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing concentration limit.

If I am a Maine resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a Massachusetts resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000; or (b) a minimum liquid net worth of $350,000. In addition, the total investment in Blackstone Real Estate Income Trust, Inc., its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth. For purposes of the Massachusetts suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.

If I am a Missouri resident, in addition to the suitability standards set forth above, no more than 10% of my liquid net worth shall be invested in Blackstone Real Estate Income Trust, Inc.

If I am a Nebraska resident, and I do not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded direct participation programs may not exceed 10% of my net worth.

	Primary Investor Initials	Co- Investor Initials
If I am a New Jersey resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. In addition, my total investment in Blackstone Real Estate Income Trust, Inc., its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. New Jersey investors are advised that the Class T-2, Class S-2, and Class D-2 shares may be subject to transaction or other fees charged by certain financial intermediaries. Such fees include upfront selling commissions as a percentage of the transaction price of up to (i) 3.0% for Class T-2 shares, (ii) 3.5% for Class S-2 shares, and (iii) 1.5% for Class D-2 shares. The Class T-2 shares are also subject to upfront dealer manager fees of 0.5% of the transaction price of the Class T-2 shares. The Class T-2, Class S-2 and Class D-2 shares are subject to ongoing stockholder servicing fees in an annual amount equal to a percentage of the aggregate NAV of the outstanding shares per class of up to (i) 0.85% for the Class T-2 and Class S-2 shares and (ii) 0.25% for the Class D-2. These upfront commissions and fees will cause the per share purchase price to be greater than the initial per share NAV that will be reflected on an account statement and will reduce the amount of the purchase price that is available for investment and other capital needs. The stockholder servicing fees will reduce the NAV or distributions for the Class T-2, S-2 and D-2 shares relative to classes which do not pay a stockholder servicing fee or pay a reduced stockholder servicing fee.

If I am a New Mexico resident, and I do not meet the definition of “accredited investor” as defined by Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, I must limit my investment in Blackstone Real Estate Income Trust, Inc., its affiliates and other non-traded real estate investment trusts to 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am an Ohio resident, my investment in Blackstone Real Estate Income Trust, Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. This condition does not apply, directly or indirectly, to federally covered securities. The condition also does not apply to purchasers who meet the definition of an accredited investor as defined in rule 501(a) of Regulation D under the Securities Act of 1933, 15 U.S.C.A. 77a, as amended.

If I am an Oregon resident, and I am not an accredited investor, I may not invest more than 10% of my liquid net worth in Blackstone Real Estate Income Trust, Inc. For these purposes, “liquid net worth” is defined as an investor’s total assets (excluding home, home furnishings, and automobiles) minus total liabilities. Oregon investors who meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the limitation described in this paragraph.

If I am a Pennsylvania resident, my investment in Blackstone Real Estate Income Trust, Inc. may not exceed 10% of my net worth (exclusive of home, home furnishings, and automobiles).

If I am a Puerto Rico resident, my investment in Blackstone Real Estate Income Trust, Inc., its affiliates, and other non-traded REITs, may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

If I am a Tennessee resident, who is not an "accredited investor" as defined in 17 C.F.R. § 230.501, my investment in Blackstone Real Estate Income Trust, Inc. may not be more than 10% of my net worth.

If I am a Vermont resident, and I am not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.

For purposes of determining whether you satisfy the standards below, your net worth is calculated excluding the value of your home, home furnishings and automobiles, and unless otherwise indicated, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

For purposes of the acknowledgments above, an affiliate of Blackstone Real Estate Income Trust, Inc. shall mean (i) any person or entity directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of Blackstone Real Estate Income Trust, Inc.; (ii) any person or entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by Blackstone Real Estate Income Trust, Inc.; (iii) any person or entity directly or indirectly controlling, controlled by or under common control with Blackstone Real Estate Income Trust, Inc., including any partnership in which Blackstone Real Estate Income Trust, Inc. is a general partner; and (iv) any executive officer, director, trustee or general partner of Blackstone Real Estate Income Trust, Inc. In the case of sales to fiduciary accounts, the minimum standards above shall be met by the beneficiary, the fiduciary, account, or by the donor or grantor, who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.
I declare that the information supplied above is true and correct and may be relied upon by Blackstone Real Estate Income Trust, Inc. I acknowledge that the Broker-Dealer / Financial Advisor (of record) indicated in section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of Shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer / Financial Advisor of record at any time by contacting Blackstone Real Estate Income Trust, Inc. at the number indicated below. Further, by signing below, you acknowledge that BREIT and the Dealer Manager have not acted in a fiduciary capacity under the Employee Retirement Income Security Act of 1974 to you or your Financial Advisor, and any communications made by either BREIT or BSP are not intended to be, and should not be considered as, impartial investment advice. Please consult your Financial Advisor if you have had any changes that might affect your ability to meet the applicable suitability requirements.

SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (Required for US investors):
Under penalties of perjury, I certify that:
1.The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2.I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3.I am a US citizen or other US person (including a resident alien) (defined in IRS Form W-9); and
4.The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.
Certification Instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.
The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

x			x
	Signature of Investor	Date		Signature of Co-Investor or Custodian (If applicable)	Date
MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY

9.Miscellaneous

If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Blackstone Real Estate Income Trust, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in section 8 above, they are asked to promptly notify Blackstone Real Estate Income Trust, Inc. and the Dealer Manager in writing. The Broker-Dealer may notify Blackstone Real Estate Income Trust, Inc. if an investor participating in the Distribution Reinvestment Plan can no longer make the representations or warranties set forth in section 8 above, and Blackstone Real Estate Income Trust, Inc. may rely on such notification to terminate such investor’s participation in the Distribution Reinvestment Plan. Class T-2, S-2, and D-2 Common Shares shall convert to Class I Common Shares upon certain events as set forth in the Prospectus and the Company’s charter, including, but not limited to, when total Selling Commissions and Class 2 Stockholder Servicing Fees (as such terms are defined in the Company’s charter) paid with respect to such Shares would be equal to or exceed, in the aggregate, the limit, if any, set forth in the applicable agreement between the dealer manager and a participating broker-dealer with respect to that broker-dealer’s clients at the time such shares were issued.
No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase.
All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Blackstone Real Estate Income Trust, Inc.

In connection with the investor's investment in Shares of Blackstone Real Estate Income Trust, Inc., the Shares will be held in the investor's name on the books of Blackstone Real Estate Income Trust, Inc. While the Dealer Manager acts as dealer-manager in connection with the offering, it will not act as an agent for any investor for any purpose. The Dealer Manager provides services to Blackstone Real Estate Income Trust, Inc., not to investors in Blackstone Real Estate Income Trust, Inc. The Dealer Manager will not provide the kinds of financial services that an investor might expect from a broker-dealer that acts as its agent, such as holding securities in an account. In particular, the Dealer Manager will not monitor an investor's investments, and has not and will not provide any advice nor make any recommendation regarding an investor's investments, including any recommendation to purchase Shares of Blackstone Real Estate Income Trust, Inc. Further, the Dealer Manager and/or its affiliates are not: (i) making any inquiry into the characteristics of any investor, or the suitability of any investor for an investment in Blackstone Real Estate Income Trust, Inc.; (ii) providing any tax, legal or accounting advice to any investors with respect to an investment in Blackstone Real Estate Income Trust, Inc., (iii) providing any custody services to any investors who purchase or hold Shares of Blackstone Real Estate Income Trust, Inc.; (iv) executing sales for any investors who purchase or hold Shares of Blackstone Real Estate Income Trust, Inc.; (v) acting as broker of record for any investors who purchase or hold Shares of Blackstone Real Estate Income Trust, Inc.; (vi) providing any distribution services or any stockholder and account maintenance services or other non-distribution services to any investors who purchase or hold Shares of Blackstone Real Estate Income Trust, Inc.; and (vii) owing any duty to any investors who purchase or hold Shares of Blackstone Real Estate Income Trust, Inc. The Dealer Manager and its affiliates will rely on the representations of the Investor and/or financial advisor or qualified intermediary, as applicable, set forth herein for its own regulatory and compliance obligations. For the avoidance of doubt, the Dealer Manager has not made an investigation of the investor's financial circumstances beyond the eligibility criteria for this offering. An investor should contact its broker or other financial intermediary to receive financial advice regarding a prospective investment in Blackstone Real Estate Income Trust, Inc

Return the completed Subscription Agreement to:
SS&C GIDS, Inc.
PO Box 219349
Kansas City, MO 64121-9349
Overnight Address:
SS&C GIDS, Inc.
801 Pennsylvania Ave. Suite 219349
Kansas City, MO 64105-1307
Blackstone Real Estate Income Trust, Inc. Investor Relations: 844-702-1299